Exhibit 21.1

QEP Resources, Inc.

Subsidiaries

Name	State of Organization	Reference
QEP Energy Company	Texas	(1)
QEP Field Services Company	Utah	(1)
QEP Marketing Company	Utah	(1)
QESI	Utah	(1)
Uinta Basin Field Services, LLC	Delaware	(5)
Rendezvous Gas Services, LLC	Wyoming	(3)
Three Rivers Gathering, LLC	Delaware	(4)
Rendezvous Pipeline Company, LLC	Utah	(2)
Roden Participants, LTD	Texas	(7)
Clear Creek Storage Company, LLC	Utah	(6)
QEP Oil & Gas Company	Utah	(6)

(1)	100% owned by QEP Resources, Inc.
(2)	100% owned by QEP Field Services Company
(3)	78% owned by QEP Field Services Company
(4)	50% owned by QEP Field Services Company
(5)	38% owned by QEP Field Services Company
(6)	100 % owned by QEP Marketing Company
(7)	14% owned by QEP Energy Company